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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

First Horizon Pharmaceutical Corporation
Alpharetta, Georgia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 22, 2006, relating to the consolidated financial statements, the effectiveness of First Horizon Pharmaceutical Corporation internal control over financial reporting, and schedule of First Horizon Pharmaceutical Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/S/ BDO Seidman, LLP
Atlanta, Georgia

February 27, 2006

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Consent of Independent Registered Public Accounting Firm